Exhibit 99.1

May 9, 2018

Dear Fellow Shareholders:

2018 is off to a good start. The momentum we generated in 2017 has carried over into this year.

•	Online revenues were $27.3 million, up 17% in Q1 2018.
•	IT Deal AlertTM Q1 2018 revenues were $13.6 million, up 31% versus Q1 2017.
•	Revenues from Priority EngineTM more than doubled in Q1 2018 versus Q1 2017.
•	The number of IT Deal Alert customers in Q1 2018 was over 600, up from over 450 a year ago.
•	We had over 50 new Priority Engine customers in Q1 2018.
•	34% of the revenue in Q1 2018 was derived from longer-term contracts, up from 18% a year ago.
•	Adjusted EBITDA was $5.2 million, up 105% versus Q1 2017.

We continue to benefit from our customers’ increasing demand for purchase intent data to fuel their sales and marketing outreach. IT Deal Alert revenues were up 31% in the quarter and revenue from Priority Engine more than doubled in the quarter. The popularity of Priority Engine, which most of our customers purchase on an annual basis, drove longer-term revenues to 34% of overall revenue, up from 18% a year ago. Keep in mind that Q1 is historically our smallest revenue quarter of the year due to normal seasonality, so we expect this percentage of longer-term revenue metric to be smaller in future quarters as overall revenue levels increase. It is still our objective to finish 2018 with longer-term revenue representing 30% of overall revenue and to increase that to over 40% in the coming years. The strength of our purchase intent data helped deliver our best core results in several years, as North American core revenues were up 9% and overall core revenues were up 5% in the quarter.

The increase in core online revenues is influenced by a number of factors.  We have benefitted from the tapering of some of the headwinds that temporarily disrupted marketing budgets such as the strong dollar and acquisition and divestiture activity among some of our largest customers.  We remain cautiously optimistic that the foundation is in place with regard to continued improvements in the overall IT spending environment.  Historically, when IT spending grows, marketing budgets grow as well.  We feel that the investments we have made over the last several years have paid off in increased market share and we will benefit significantly when marketing budgets start to grow again and there are new incremental budget dollars that we can compete for.   As we have said previously, we are not expecting a “light switch” moment where marketing budgets drastically increase overnight, but we are hopeful that both IT spending and marketing budgets will grow gradually over the next few years.

Another important factor in our core online revenue trajectory relates to the evolving way our customers use our purchase intent data relative to our core online offerings.  Our IT Deal Alert offerings help customers identify “in-market” prospects for their products and services – our core online offerings help them reach, influence, and activate these prospects.  A growing number of customers purchase “always on” programs from us that combine these offerings to identify and influence active buyers throughout the year.  The growth in our long-term revenue component is evidence of our continued traction for these types of integrated programs.   Customers also use our core and IT Deal Alert offerings in varying combinations to support quarterly sales and marketing campaigns.  These purchases are more fluid – customers of this type may focus more on IT Deal Alert offerings in a particular campaign, and shift a subsequent program to accomplish outreach objectives like branding or lead generation.  This creates a dynamic in which revenue may shift back and forth between the product categories.  We think these factors, combined with us using our purchase intent data to power our core offerings, will make the distinction between core and IT Deal Alert less useful over time.

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Our customers’ growing embrace of purchase intent data continues to create a large opportunity for us. Most of our customers are still in the early phases of becoming data-driven sales and marketing organizations. We continue to invest in our team that shares best practices and helps our customers take advantage of our purchase intent data. Additionally, we continue to enhance our offerings. Last week we announced a new version of Priority Engine. The main enhancements are an improved user interface, better integration with Salesforce.com, and new features to make it easier for inside and outside field sales teams to take advantage of our purchase intent data. Our strategy is to get as many people as possible at our customers to rely on our data to do their jobs most effectively. We believe this will lead to increased stickiness and pricing power.

Q1 2018 Results (Unaudited)

	Three Months Ended March 31,		Percent
	2018	2017	Change
	($ in thousands)
Total Online	$27,299	$23,409	17%
Total Online by Geographic Area:
North America:
North America IT Deal Alert	10,006	8,168	23%
North America Core Online	8,844	8,078	9%
Total North America Online	18,850	16,246	16%
International:
International IT Deal Alert	3,607	2,203	64%
International Core Online	4,842	4,960	(2)%
Total International Online	8,449	7,163	18%
Total Online by Product:
IT Deal Alert:
North America IT Deal Alert	10,006	8,168	23%
International IT Deal Alert	3,607	2,203	64%
Total IT Deal Alert	13,613	10,371	31%
Core Online:
North America Core Online	8,844	8,078	9%
International Core Online	4,842	4,960	(2)%
Total Core Online	13,686	13,038	5%
Total Events	$—	$168	(100)%
Total Revenues	$27,299	$23,577	16%
Adjusted EBITDA*	$5,204	$2,543	105%

*	Adjusted EBITDA is a non-GAAP financial measure that is defined and reconciled to a GAAP measure later in this Letter to Shareholders.

Gross Profit Percentages

Total gross profit percentage for Q1 2018 was 75%, compared to 71% for Q1 2017. These improvements are primarily due to higher online revenue.

Balance Sheet

The Company’s balance sheet remains very strong.  As of March 31, 2018, we had $31.0 million in cash and investments and $29.8 million of outstanding term loan debt. We paid down $2.5 million of debt during the quarter.

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Common Stock Repurchase Plan

In the quarter, we repurchased 112,303 shares of common stock at an average price of $14.34 for an aggregate purchase price of $1.6 million. There is approximately $2.4 million available under the $20.0 million repurchase program that we announced in June of 2016.

Traffic Update

Unpaid traffic represented 97% of overall traffic in the quarter, which is a new record. Organic traffic was down single digits as compared to Q1 2017, which was a record traffic quarter.

Q2 2018 Guidance

For Q2 2018, we expect revenues between $30 million and $31 million. We expect adjusted EBITDA between $7.6 million and $8.4 million.

For the full year, we are raising our 2018 forecast for revenues to be between $122 million and $124 million and adjusted EBITDA to be between $29 million and $31 million.

The previous full year 2018 forecast provided on February 7, 2018 was for revenues between $121 million and $123 million and adjusted EBITDA to be between $28 million and $30 million.

Summary

2018 is off to a good start. We continue to be very focused on helping our customers achieve their goal of becoming data-driven sales and marketing organizations. We will continue to integrate our core offerings with IT Deal Alert and migrate as much revenue as we can to annual contracts. We are looking forward to another productive year.

Sincerely,

Michael Cotoia	Greg Strakosch
Chief Executive Officer	Executive Chairman

(C) 2018 TechTarget, Inc. All rights reserved. TechTarget and the TechTarget logo are registered trademarks, and IT Deal Alert, Priority Engine and Deal Data are trademarks of TechTarget. All other trademarks are the property of their respective owners.

Conference Call and Webcast

TechTarget will discuss these financial results in a conference call at 5:00 p.m. (Eastern Time) today (May 9, 2018). Supplemental financial information and this Letter to Shareholders will be posted to the Investor Relations section of our website.

NOTE: Our Letter to Shareholders will not be read on the conference call. The conference call will include only brief remarks followed by questions and answers.

The public is invited to listen to a live webcast of TechTarget’s conference call, which can be accessed on the Investor Relations section of our website at http://investor.techtarget.com. The conference call can also be heard via telephone by dialing 1-888-339-0724 (US callers), 1-412-902-4191 (International callers), or 1-855-669-9657 (Canadian callers).

For those investors unable to participate in the live conference call, a replay of the conference call will be available via telephone beginning May 9, 2018 one (1) hour after the conference call through June 9, 2018 at 9:00 a.m. ET. To listen to the replay, US callers

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should dial 1-877-344-7529 and use the conference number 10118567. International callers should dial 1-412-317-0088 and also use the conference number 10118567. Canadian callers should dial 1-855-669-9658 and also use the conference number 10118567. The webcast replay will also be available on http://investor.techtarget.com during the same period.

Non-GAAP Financial Measures

This letter and the accompanying tables include a discussion of adjusted EBITDA, adjusted net income and adjusted net income per share, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

“Adjusted EBITDA” means earnings before net interest, other income and expense, income taxes, depreciation and amortization, as further adjusted to exclude stock-based compensation and other one-time charges, if any.

“Adjusted net income” means net income adjusted for amortization, stock-based compensation, foreign exchange, interest on the term loan and one-time charges, if any, as further adjusted for the related income tax impact of the adjustments.

“Adjusted net income per share” means adjusted net income divided by adjusted weighted average diluted shares outstanding.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of adjusted EBITDA, adjusted net income and adjusted net income per share may not be comparable to the definitions as reported by other companies. We believe that adjusted EBITDA, adjusted net income and adjusted net income per share provide relevant and useful information to enable us and investors to compare our operating performance using an additional measurement. We use these measures in our internal management reporting and planning process as primary measures to evaluate the operating performance of our business, as well as potential acquisitions.

The components of adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, adjusted EBITDA is used as one of the principal financial metrics in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our Board of Directors. Adjusted net income is useful to us and investors because it presents an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses and items not directly tied to the core operations of our business, including interest on the term loan. Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables.

Forward Looking Statements

Certain information included in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this release that address activities, events or developments which we expect will or may occur in the future are forward-looking statements, including statements regarding the intent, belief or current expectations of the Company and members of our management team. The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements. Such statements may include those regarding guidance on our future financial results and other projections or measures of our future performance; expectations concerning market opportunities and our ability to capitalize on them; and the amount and timing of the benefits expected from acquisitions, new products or services and other potential sources of additional revenue. These statements speak only as of the date of this release and are based on our current plans and expectations. Such forward-looking statements are not guarantees of future

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performance and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services, including continued increased sales of our IT Deal Alert offerings and continued increased international growth; relationships with customers, strategic partners and employees; difficulties in integrating acquired businesses; changes in economic or regulatory conditions or other trends affecting the internet, internet advertising and information technology industries; and other matters included in our SEC filings, including in our Annual Report on Form 10-K. Actual results may differ materially from those contemplated by the forward-looking statements. We undertake no obligation to update our forward-looking statements to reflect future events or circumstances.

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TECHTARGET, INC.

Consolidated Statements of Operations

(in 000’s, except per share data)

	For the Three Months Ended
	March 31,
	2018	2017
	(Unaudited)
Revenues:
Online	$27,299	$23,409
Events	—	168
Total revenues	27,299	23,577
Cost of revenues:
Online(1)	6,725	6,895
Events	—	41
Total cost of revenues	6,725	6,936
Gross profit	20,574	16,641
Operating expenses:
Selling and marketing(1)	11,355	10,693
Product development(1)	2,118	1,943
General and administrative(1)	3,399	3,056
Depreciation	1,080	1,091
Amortization of intangible assets	28	40
Total operating expenses	17,980	16,823
Operating income (loss)	2,594	(182)
Interest and other expense, net	(200)	(163)
Income (loss) before provision for (benefit from) income taxes	2,394	(345)
Provision for (benefit from) income taxes	300	(316)
Net income (loss)	$2,094	$(29)

Net income (loss) per common share:
Basic	$0.08	$(0.00)
Diluted	$0.07	$(0.00)
Weighted average common shares outstanding:
Basic	27,513	27,532
Diluted	28,512	27,532

(1)	Amounts include stock-based compensation expense as follows:

Cost of online revenues	$31	$12
Selling and marketing	827	950
Product development	20	34
General and administrative	624	598

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TechTarget, Inc.

Consolidated Balance Sheets

(in 000’s, except share and per share data)

	March 31, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$25,422	$25,966
Short-term investments	5,617	7,650
Accounts receivable, net of allowance for doubtful accounts of $2,012 and $1,783 as of March 31, 2018 and December 31, 2017, respectively	26,608	29,601
Prepaid taxes	843	1,303
Prepaid expenses and other current assets	3,713	3,088
Total current assets	62,203	67,608
Property and equipment, net	10,869	9,786
Long-term investments	—	496
Goodwill	93,927	93,793
Intangible assets, net	492	506
Deferred tax assets	153	98
Other assets	891	882
Total assets	$168,535	$173,169
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,601	$1,542
Current portion of term loan	9,888	9,888
Accrued expenses and other current liabilities	2,723	3,343
Accrued compensation expenses	993	1,397
Income taxes payable	160	218
Contract liabilities	4,585	7,598
Total current liabilities	19,950	23,986
Long-term liabilities:
Long-term portion of term loan	19,867	22,339
Deferred rent	5,233	5,259
Deferred tax liabilities	735	838
Total liabilities	45,785	52,422
Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value per share, 100,000,000 shares authorized, 53,450,852 shares issued and 27,483,367 shares outstanding at March 31, 2018 and 53,338,297 shares issued and 27,483,115 shares outstanding at December 31, 2017	53	53
Treasury stock, 25,967,485 shares at March 31, 2018 and 25,885,182 shares at December 31, 2017, at cost	(172,429)	(170,816)
Additional paid-in capital	302,148	300,763
Accumulated other comprehensive gain	202	65
Accumulated deficit	(7,224)	(9,318)
Total stockholders’ equity	122,750	120,747
Total liabilities and stockholders’ equity	$168,535	$173,169

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TECHTARGET, INC.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in 000’s)

	Three Months Ended March 31,
	2018	2017
	(Unaudited)
Net income (loss)	$2,094	$(29)
Interest expense (income), net	303	299
Provision for (benefit from) income taxes	300	(316)
Depreciation	1,080	1,091
Amortization of intangible assets	28	40
EBITDA	3,805	1,085
Stock-based compensation expense	1,502	1,594
Other (income) expense, net	(103)	(136)
Adjusted EBITDA	$5,204	$2,543

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TECHTARGET, INC.

Reconciliation of Net Income (Loss) to Adjusted Net Income and

Net Income (Loss) per Diluted Share to Adjusted Net Income per Diluted Share

(in 000’s, except per share data)

	Three Months Ended March 31,
	2018	2017
	(Unaudited)
Net income (loss)	$2,094	$(29)
Provision for (benefit from) income taxes	300	(316)
Net income (loss) before taxes	2,394	(345)
Amortization of intangible assets	28	40
Stock-based compensation expense	1,502	1,594
Foreign exchange (gain) loss and interest on term loan	236	195
Adjusted income tax provision (1)	(1,043)	(502)
Adjusted net income	$3,117	$982

Net income (loss) per diluted share	$0.07	$(0.00)
Weighted average diluted shares outstanding	28,512	27,532

Adjusted net income per diluted share	$0.11	$0.03
Adjusted weighted average diluted shares outstanding (2)	28,512	28,178

(1)	Adjusted income tax provision was calculated using an adjusted effective tax rate, excluding discrete items, for each respective period.
(2)	Adjusted weighted average diluted shares outstanding as of March 31, 2018 includes 1.0 million shares related to unvested stock awards calculated using the treasury method.

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TECHTARGET, INC.

Financial Guidance for the Three Months Ended June 30, 2018

(in 000’s)

	Three Months Ended June 30, 2018
	Range
Total Revenues	$30,000	$31,000

Adjusted EBITDA	7,600	8,400
Depreciation, amortization and stock-based compensation	2,700	2,700
Interest and other expense, net	300	300
Provision for income taxes	1,200	1,400
Net income	$3,400	$4,000

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